Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis

Description	Three Months Ended September 2019 vs. 2018	Year-to-Date September 2019 vs. 2018

Retail Sales	$(0.05)	$(0.10)

Retail Revenue Impacts	0.18	0.33

Weather	0.09	0.05

Wholesale and Other Operating Revenues	0.02	0.05

Non-Fuel O&M	—	(0.03)

Interest Expense, Depreciation and Amortization, Other	(0.02)	(0.02)

Income Taxes	0.06	0.09

Gulf Power Earnings	(0.06)	(0.14)

Total Traditional Electric Operating Companies	$0.22	$0.23

Southern Power	(0.01)	(0.10)

Southern Company Gas	0.01	0.01

Parent and Other	0.01	(0.05)

Increase in Shares	(0.03)	(0.08)

Total Change in EPS (Excluding Items)	$0.20	$0.01

Acquisition, Disposition, and Integration Impacts[1]	(0.03)	1.50

Estimated Loss on Plants Under Construction[2]	—	0.80

Wholesale Gas Services[3]	0.01	—

Asset Impairment[4]	(0.06)	(0.06)

Litigation Settlement[5]	—	(0.02)

Adoption of Tax Reform[6]	—	(0.03)

Total Change in EPS (As Reported)	$0.12	$2.20

- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis
Three and Nine Months Ended September 2019 vs. September 2018
Notes

(1)
Earnings for the three months ended September 30, 2019 include an $18 million pre-tax and after-tax impairment charge in contemplation of the sale of PowerSecure Inc.'s lighting services business, partially offset by $13 million pre tax ($6 million after tax) of other acquisition, disposition, and integration impacts. Earnings for the nine months ended September 30, 2019 include a $2.5 billion pre-tax gain ($1.3 billion after tax) on the sale of Gulf Power Company, a $23 million pre-tax ($88 million after tax) gain on the sale of Southern Power Company's Plant Nacogdoches, and $17 million pre tax ($7 million after tax) of other acquisition, disposition, and integration impacts, partially offset by pre-tax and after-tax impairment charges totaling $50 million related to the sale and contemplated sale of PowerSecure Inc.'s utility infrastructure services and lighting businesses, respectively. Earnings for the three months ended September 30, 2018 primarily include: (i) a combined $351 million pre-tax ($38 million after tax) gain on the sales of Elizabethtown Gas, Elkton Gas, and Florida City Gas and (ii) $25 million pre tax ($18 million after tax) of other acquisition, disposition, and integration costs. Earnings for the nine months ended September 30, 2018 primarily include: (i) a net combined $317 million pre-tax gain ($35 million after-tax loss) on the sales of Elizabethtown Gas, Elkton Gas, Florida City Gas, and Pivotal Home Solutions; (ii) a $42 million (pre tax and after tax) goodwill impairment charge associated with the Pivotal Home Solutions transaction; (iii) a $119 million pre-tax ($89 million after tax) impairment charge associated with the sales of Plants Stanton and Oleander; and (iv) $63 million pre tax ($46 million after tax) of other acquisition, disposition, and integration costs. Further impacts are expected to be recorded in 2019 in connection with the sale of Gulf Power Company, as well as the pending sale of Plant Mankato. Further costs are also expected to continue to occur in connection with the integration of Southern Company Gas; however, the amount and duration of such expenditures is uncertain.

(2)
Earnings for the three and nine months ended September 30, 2019 and 2018 include charges and associated legal expenses related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi (Kemper IGCC). Earnings for the nine months ended September 30, 2018 also include a $1.1 billion charge ($0.8 billion after tax) for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Additional pre-tax closure costs, including mine reclamation, of up to $20 million for Mississippi Power Company's Kemper IGCC may occur through 2020. Mississippi Power Company is also currently evaluating its options regarding the final disposition of the carbon dioxide pipeline and is in discussions with the Department of Energy regarding property closeout and disposition, for which the related costs could be material. Further charges for Georgia Power Company's Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges is uncertain.

(3)
Earnings for the three and nine months ended September 30, 2019 and 2018 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(4)
Earnings for the three and nine months ended September 30, 2019 include a pre-tax impairment charge of $92 million ($65 million after tax) associated with Southern Company Gas' natural gas storage facility in Louisiana. Further charges associated with this facility are not expected. Southern Company Gas has two other natural gas storage facilities with a combined net book value of $328 million at September 30, 2019. These facilities could be impacted by ongoing U.S. natural gas storage market changes that may imply impacts to future rates and/or asset values, and, if sustained, could trigger impairment.

(5)
Earnings for the nine months ended September 30, 2018 include the settlement proceeds of Mississippi Power Company's claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill in the Gulf of Mexico. Further proceeds are not expected.

(6)
Earnings for the nine months ended September 30, 2018 include additional net tax benefits as a result of implementing federal tax reform legislation, which was signed into law in December 2017. During 2018, Southern Company obtained and analyzed additional information that was not initially available or reported as provisional amounts at December 31, 2017. Additional adjustments are not expected.